UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form 8-K
Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 2, 2011
NUVASIVE, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-50744	33-0768598
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Idenitifcaiton Number)
7475 Lusk Boulevard, San Diego, California 92121
(Address of principal executive offices, with zip code)
(858) 909-1800
(Registrant’s telephone number, including area code)
n/a
(Former name or former address, if changed since last report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Compensatory Arrangements with Certain Officers
     On January 2, 2011, NuVasive, Inc. (the “Company”) entered into an executive employment agreement (the “Agreement”) with Alexis V. Lukianov, the Chief Executive Officer and a named executive officer (as defined in Item 402(a)(3) of Regulation S-K) of the Company. The initial term of the Agreement is three years and may be renewed for additional one-year terms for up to a total of thirteen years. The annual base salary (“Base Salary”) is initially set at $900,000 with a target annual bonus of 100% of Base Salary (“Target Bonus”). Mr. Lukianov’s annual equity award grant for 2011, pursuant to the Agreement, shall consist of 300,000 options to purchase the Company’s common stock and 33,333 restricted stock units (“RSUs”). If Mr. Lukianov is terminated without cause, terminated by reason of death or disability or voluntary terminates his employment for good reason (each as defined in Agreement, collectively, “Severance Events”), he will receive a cash severance payment equal two times both his Base Salary and Target Bonus. In such event, Mr. Lukianov will also be entitled to a pro-rated cash bonus, which will be based on the Target Bonus, if the Severance Event occurs within twenty-four months of a change of control (as defined in the Agreement), or based on Mr. Lukianov’s performance, if the Severance Event does not occur within twenty-four months of a change of control. The Agreement also provides for (i) accelerated vesting of equity awards in the case of a change of control and/or Severance Event and (ii) the continuation of group healthcare benefits for a period of twenty-four months after a Severance Event. In the event of a change of control, Mr. Lukianov’s unvested equity awards will vest in the following manner: 50% of the unvested equity awards immediately vest upon the change of control with the remaining 50% of the unvested equity awards vesting in equal installments over the 12 months following the change of control. Upon the occurrence of a Severance Event, all unvested equity awards that would have otherwise vested within twenty-four months of such event will immediately vest. The Agreement, attached hereto as Exhibit 10.1, is incorporated by reference into this Item 5.02 in its entirety.
     Additionally, on January 3, 2011, the Compensation Committee of the Board of Directors of the Company set annual base salaries, effective January 1, 2011, and determined the annual equity award grants for the Company’s named executive officers, in accordance with the terms of the Company’s 2004 Equity Incentive Plan. The base salaries, annual option grants and RSU grants for such named executive officers (as defined in Item 402(a)(3) of Regulation S-K) were established as follows:

			2011 Option Grants	2011 RSU Grants
Name	Position	2011 Salary	(# of shares)	(# of shares)
Alexis V. Lukianov	CEO and Chairman	$900,000	300,000	33,333
Keith C. Valentine	President and Chief Operating Officer	$525,000	131,250	14,583
Michael J. Lambert	Executive Vice President and Chief Financial Officer	$473,000	0	50,000
Patrick Miles	President, Americas	$473,000	93,750	10,416
Jeffrey P. Rydin	Executive Vice President, Americas Sales	$420,000	50,000	16,666

Item 8.01 Other Events.
     As previously disclosed, an unfavorable verdict was rendered against the Company in the alleged trademark infringement and unfair competition case involving the Company’s use of the NeuroVision brand name (U.S. District Court, Central District of California, Case No. 2:09-cv-06988-R-JEM). On January 3, 2011, the Court ordered that judgment be entered in the case in the amount of $60 million, and granted permanent injunction (effective thirty days after entry of the final order on the judgment) prohibiting the Company’s use of the NeuroVision name for marketing purposes. The Company intends to timely appeal the judgment and permanent injunction.
Item 9.01 Financial Statements and Exhibits
(d) Exhibits
10.1	Executive Employment Agreement, dated as of January 2, 2011, by and between NuVasive, Inc. and Alexis V. Lukianov

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NUVASIVE, INC.
Date: January 6, 2011	By:	/s/ Alexis V. Lukianov
Alexis V. Lukianov
Chairman and Chief Executive Officer

EXHIBIT INDEX

Exhibit
Number	Description of Document
10.1	Executive Employment Agreement, dated as of January 2, 2011, by and between NuVasive, Inc. and Alexis V. Lukianov